Exhibit 4.4

FIRST AMENDMENT AND MODIFICATION
TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDMENT AND MODIFICATION TO AMENDED AND RESTATED LOAN AGREEMENT (the “Amendment”) is made effective as of the 22nd day of November, 2011, by and among J & J SNACK FOODS CORP. (“Parent”), THE SUBSIDIARIES OF J & J SNACK FOODS CORP. SIGNATORY HERETO (the “Subsidiary Borrowers”; together with Parent, each, a “Borrower” and, collectively, the “Borrowers”), THE BANKS SIGNATORY HERETO (the “Banks”) and CITIZENS BANK OF PENNSYLVANIA, as sole administrative agent and arranger for the Banks (the “Agent”).

BACKGROUND

A.           Pursuant to that certain Amended and Restated Loan Agreement dated December 1, 2006, by and among Borrowers, Banks and Agent (as the same may hereafter be further amended, modified, supplemented or restated from time to time, being referred to herein as the “Loan Agreement”), Banks agreed, inter alia, to extend to Borrowers a revolving credit facility in the maximum amount of up to Fifty Million Dollars ($50,000,000.00).

B.           Borrowers have requested and Banks and Agent have agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.

C.           All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.           Revised Definitions.

(a)           The defined term “Applicable Margin” set forth in Article I of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Applicable Margin:  with respect to the unpaid principal balance of ABR Loans and LIBOR Loans, the face amount of all outstanding Letters of Credit and the calculation of the Commitment Fee, in each case at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level and under the applicable column:

Pricing Level	Applicable Margin for ABR Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Letters of Credit	Applicable Margin for Commitment Fee
Pricing Level I	0.50%	0.95%	0.95%	0.175%
Pricing Level II	0.50%	1.20%	1.20%	0.175%
Pricing Level III	0.50%	1.45%	1.45%	0.25%
Pricing Level IV	0.75%	1.70%	1.70%	0.25%

In each case, the determination of the Applicable Margin pursuant to the table set forth above shall be made on a quarterly basis based on an examination of the financial statements of the Borrowers delivered pursuant to and in compliance with Section 5.1 or Section 5.2 hereof, which financial statements, whether annual or quarterly, shall be (A) audited in the case of financial statements furnished pursuant to Section 5.1 and (B) certified by the chief financial officer of Parent in the case of financial statements furnished pursuant to Section 5.2 and shall indicate that there exists no Default or Event of Default hereunder.  Each determination of the Applicable Margin shall be effective ten days following the date on which the financial statements on which such determination was based were received by the Agent.  In the event that the financial statements for the four full fiscal quarters most recently completed prior to such date of determination either: (i) have not been delivered to the Agent in compliance with Section 5.1 of Section 5.2 hereof, or (ii) if delivered, do not comply in form or substance with Section 5.1 or Section 5.2 hereof (in the sole judgment of the Agent), then the Agent may determine, in its reasonable judgment, the ratio referred to above that would have been in effect as at such date, and consequently, the Applicable Margin in effect for the period commencing on such date.”

(b)           The defined term “Commitment Termination Date” set forth in Article I of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Commitment Termination Date:  November 22, 2016, subject to earlier termination as provided in this Agreement.”

(c)           The defined term “Permitted Liens” set forth in Article I of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Liens:  as to any Borrower: (i) pledges or deposits by such Borrower under workers’ compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Borrower), or leases to which such Borrower is a party, or deposits to secure public or statutory obligations of such Borrower or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens on Cash or certificates of deposit to secure (A) such Borrower’s obligations with respect to municipal sanitation requirements or (B) collateral requirements under such Borrower’s insurance policies, provided that the amount of such Cash or certificates of deposit, when taken together with Liens granted by such Borrower and any other Borrower on similar assets for similar purposes, shall not exceed an aggregate amount of Ten Million Dollars ($10,000,000.00); (iii) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against such Borrower with respect to which such Borrower at the time shall currently be prosecuting an appear or proceedings for review (iv) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way,, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties; and (vi) Liens incidental to the conduct of the business of such Borrower or to the ownership of such Borrower’s property that were not incurred in connection with Indebtedness of such Borrower, all of which Liens referred to in the preceding clause (vi) do not in the aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Borrower, and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

2.           Financial Covenants.   Section 6.9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.9  Financial Covenants.  Have or maintain, on a consolidated basis, at all times:

(a)           Intentionally omitted.

(b)           Tangible Net Worth of more than the sum of (i) $294,000,000 (less the amount by which the total consideration paid by Borrowers (including, but without duplication, the total amount of Indebtedness incurred by Borrowers) to consummate a Permitted Acquisition after the date of this Agreement exceeds the value, as shown on the Borrowers’ financial statements, of the tangible assets acquired by the Borrowers in such Permitted Acquisition (but any such reduction shall not, at any time, reduce such amount to less than $244,000,000)), plus (ii) beginning with Parent’s fiscal quarter ending September 30, 2011, and with respect to each fiscal quarter of Parent thereafter, 50% of the Borrowers’ consolidated net income (determined in accordance with GAAP), on a cumulative basis and without any reduction for loss for each such fiscal quarter.

(c)           A Leverage Ratio of not more than 2.25 to 1.0.

(d)           Intentionally omitted.

(e)           A positive net income (after subtracting Interest Expense, and Federal, state and local income tax expense) for each fiscal year of the Parent.”

3.           Amendment/References.  The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; and (b) the “Loan Documents” shall include this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.

4.           Release.  Each Borrower acknowledges and agrees that it has no claims, suits or causes of action against Agent or any Bank and hereby remises, releases and forever discharges Agent, each Bank, and their respective officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which such Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

5.           Additional Documents; Further Assurances.  Each Borrower covenants and agrees to execute and deliver to Agent, or to cause to be executed and delivered to Agent contemporaneously herewith, at the sole cost and expense of Borrowers, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Agent may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Agent herein or in any of the Loan Documents, or to enforce or to protect Agent’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Agent in its sole discretion.  Each Borrower hereby authorizes Agent to file, at Borrowers’ cost and expense, financing statements, amendments thereto and other items as Agent may require to evidence or perfect Agent’s continuing security interest and liens in and against the Collateral.  Each Borrower agrees to join with Agent in notifying any third party with possession of any Collateral of Agent’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent.  Borrowers will cooperate with Agent in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.

6.           Further Agreements and Representations.  Each Borrower does hereby:

(a)           ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that, as amended hereby, the Loan Agreement and the other Loan Documents are in full force and effect and are valid, binding and enforceable against such Borrower and its assets and properties, all in accordance with the terms thereof, as amended;

(b)           covenant and agree to perform all of such Borrower’s obligations under the Loan Agreement and the other Loan Documents, as amended;

(c)           acknowledge and agree that as of the date hereof, such Borrower has no defense, set-off, counterclaim or challenge against the payment of any Obligations or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

(d)           acknowledge and agree that all representations and warranties of such Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that no Default or Event of Default exists;

(f)           covenant and agree that such Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the other Loan Documents; and

(g)           acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of any of the Notes, the Loan Agreement or of any of the other Loan Documents and does not constitute a release, termination or waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Agent in any of the Loan Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Obligations.

Each Borrower acknowledges and agrees that Agent and the Banks are relying on the foregoing agreements, confirmations, representations and warranties of such Borrower and the other agreements, representations and warranties of such Borrower contained herein in agreeing to the amendments contained in this Amendment.

7.           Fees, Cost, Expenses and Expenditures.  Borrowers will pay all of Agent’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Agent and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.

8.           No Waiver.  Nothing contained herein constitutes an agreement or obligation by Agent to grant any further amendments to the Loan Agreement or any of the other Loan Documents.  Nothing contained herein constitutes a waiver or release by Agent of any Event of Default or of any rights or remedies available to Agent under the Loan Documents or at law or in equity.

9.           Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

10.           Binding Effect.  This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.           Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

12.           Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

13.           Modifications.  No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

14.           Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

15.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

J & J SNACK FOODS CORP.

By:
Dennis G. Moore, Senior Vice President

J & J Snack Foods Investment Corp.
The ICEE Company
J & J Snack Foods Corp. of California
J & J Snack Foods Corp./Mia
J & J Snack Foods Corp. of Pennsylvania
J & J Snack Foods Sales Corp.
J & J Snack Foods Transport Corp.
J & J Restaurant Group, L.L.C.
Bakers Best Snack Food Corp.
Pretzels, Inc.
Federal Pretzel Baking Company, L.L.C.
Country Home Bakers, L.L.C.
ICEE of Hawaii, Inc.
DADDY RAY’S, Inc.
Hom/Ade Foods, Inc.
J & J Snack Foods Handhelds Corp.

By:
Dennis G. Moore, Senior Vice President

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CITIZENS BANK OF PENNSYLVANIA, as Agent and as a Bank

By:
Devon L. Starks, Senior Vice President

Commitment: $25,000,000.00

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:

Commitment: $25,000,000.00